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                                    FOR IMMEDIATE RELEASE

                                    Media Contact:    Emory Epperson
                                                      (7140 727-7958

                                    Analyst Contact:  Misty Ohmart
                                                      (714) 727-7728



             AST ANNOUNCES PRELIMINARY APPROVAL FOR SETTLEMENT IN

               FOUR PENDING CLASS-ACTION SHAREHOLDER LITIGATIONS



IRVINE, Calif., August 29, 1995 -- AST Research today announced that preliminary approval has been granted by the U.S. District Court for the Central District of California for a settlement agreement in four class-action shareholder lawsuits.

     The settlement calls for payment of $12.5 million into a fund that will be paid to certain shareholders who purchased AST shares during portions of 1993 and 1994, and to the lawyers representing the shareholders. The company expects that a majority of the settlement will be covered by insurance. The settlement is subject to final approval by the U.S. District Court, which is expected during the fourth calendar quarter.

     "We chose to end this time consuming and expensive litigation now in order to focus the efforts of top AST executives in moving the business forward, meeting customer needs and forging ahead in our newly-formed strategic relationship with Samsung Electronics," said Safi Qureshey, AST chairman and chief executive officer.

CORPORATE BACKGROUND

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The $2.468 billion company develops PC products ranging from portable systems to superservers sold in more than 100 countries worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278.
Fax:  (714) 727-9355.

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